EXHIBIT 21

                         Subsidiaries of the Registrant



HC HealthCare Hearing Clinics, Ltd.

HealthCare Hearing Clinics, Inc.

Pacific Hearing Clinic Inc.

Oakridge Hearing Clinic Inc.

Hearing Care Associates - Arcadia, Inc.

Hearing Care Associates - Sherman Oaks, Inc.

Pacific Audiology Associates, Inc.

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